Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS THIRD QUARTER NET INCOME OF $34.3 MILLION

Rockland, Massachusetts (October 16, 2025) - Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2025 third quarter net income of $34.3 million, or $0.69 per diluted share, as compared to 2025 second quarter net income of $51.1 million, or $1.20 per diluted share. The decrease in net income was primarily driven by higher merger-related costs and the current period provision for credit losses associated with the Company’s recently completed acquisition of Enterprise Bancorp, Inc. (“Enterprise”) and its subsidiary, Enterprise Bank. Specifically, these financial results include pre-tax merger-related costs of $23.9 million and $2.2 million for the third quarter of 2025 and second quarter of 2025, respectively. In addition, the current period provision for credit losses included $34.5 million that was attributable to the closing of the Enterprise acquisition. Excluding merger-related costs and the provision for credit losses associated with the acquisition, and their related tax effects, operating net income was $77.4 million, or $1.55 per diluted share for the third quarter of 2025 compared to operating net income of $53.5 million, or $1.25 per diluted share for the second quarter of 2025(1).

CEO STATEMENT

“Our third quarter results were exactly what we are looking for as we continue to position the bank for sustainable improved financial performance. The combination of the Enterprise acquisition and solid business activity drove significant net interest margin improvement, improved fee income results, and a meaningful drop in our efficiency ratio. We achieved these results while remaining laser focused on improving asset quality metrics,” said Jeffrey Tengel, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “I can’t thank my colleagues enough for the amazing effort in completing a successful acquisition, including the conversion of Enterprise’s core systems. The team is eager to take advantage of the potential opportunities that lie before us.”

ENTERPRISE BANCORP, INC.

Effective July 1, 2025, the Company completed its acquisition of Enterprise, which resulted in the addition of twenty-seven branch locations in northern Massachusetts and southern New Hampshire. The transaction included the acquisition of $3.9 billion in loans and the assumption of $4.4 billion in deposits, each at fair value. Total merger consideration was $503.1 million and consisted of $477.2 million of equity (7,478,906 shares) in Independent common stock plus $25.9 million in cash, including cash paid for stock option cancellations and fractional shares.

The following table provides the purchase price allocation of net assets acquired for this transaction:

Net Assets Acquired at Fair Value
(Dollars in thousands)
Assets
Cash	$123,638
Investments	590,267
Loans (including loans held for sale)	3,913,112
Allowance for credit losses on purchased credit deteriorated (“PCD”) loans	(9,020)
Bank premises and equipment	35,706
Goodwill	98,302
Core deposit and other intangibles	137,503
Other assets	164,908
Total assets acquired	$5,054,416
Liabilities
Deposits	$4,362,710
Borrowings	62,472
Subordinated debt	59,974
Other liabilities	66,116
Total liabilities assumed	$4,551,272
Purchase price	$503,144

Please refer to Appendix A for details on acquired loans and deposits along with organic changes for the periods presented.

FINANCIAL HIGHLIGHTS

•The Company generated a return on average assets and a return on average common equity of 0.55% and 3.82%, respectively, for the third quarter of 2025, as compared to 1.04% and 6.68%, respectively, for the prior quarter. On an operating basis, the Company generated a return on average assets and a return on average common equity of 1.23% and 8.63%, respectively, for the third quarter of 2025, as compared to 1.09% and 6.99%, respectively, for the prior quarter(1).

•The Company’s net interest margin of 3.62% increased 25 basis points compared to the prior quarter.

•Deposit balances of $20.3 billion at September 30, 2025 increased $4.4 billion, or 27.7%, from the second quarter of 2025, reflecting both the addition of Enterprise deposits and strong business deposit growth, partially offset by reductions in municipal balances.

•Loan balances of $18.5 billion at September 30, 2025 increased $3.9 billion, or 27.0%, from the second quarter of 2025, largely reflecting the addition of the Enterprise loan portfolio, with strong growth in commercial and industrial loans offset by reductions in commercial real estate and construction.

•Wealth management assets under administration increased to $9.2 billion at September 30, 2025, inclusive of the acquired Enterprise portfolio.

•The Company repurchased approximately 365,000 shares for $23.4 million during the third quarter.

BALANCE SHEET

Total assets of $25.0 billion at September 30, 2025 increased $4.9 billion, or 24.7% compared to the prior quarter, inclusive of the acquisition of Enterprise.

Total loans of $18.5 billion at September 30, 2025 increased $3.9 billion, or 27.0% compared to the prior quarter, inclusive of the acquired Enterprise loan portfolio, while net organic loan growth was relatively flat for the quarter:

•On the commercial side, strong organic growth within the commercial and industrial portfolio of $148.7 million, or 3.3% (13.1% annualized), was offset by decreases in the combined commercial real estate and construction categories.

•On an organic basis, the total consumer loan portfolio grew by $17.8, or 0.4% (1.7% annualized), from the prior quarter. The home equity portfolio increased by $20.9 million, or 1.7% (6.6% annualized), while increased residential mortgage volume included a higher percentage sold in the secondary market.

Total deposits increased by $4.4 billion, or 27.7%, to $20.3 billion at September 30, 2025, as compared to the prior quarter, reflecting both the addition of Enterprise deposits and modest net organic growth during the quarter:

•Net organic growth was impacted by a decrease of approximately $84.0 million, or 1.9%, in former Enterprise balances, which included the repayment of $50.0 million of brokered certificates of deposit. On a combined basis, demand deposits increased $69.2 million, or 1.2% (4.9% annualized), while interest-bearing savings and checking accounts increased $65.8 million, or 0.9% (3.7% annualized). These increases were partially offset by decreases in money market and time deposits.

•Overall core deposits comprised 83.1% of total deposits at September 30, 2025, as compared to 82.8% at June 30, 2025.

•Total noninterest bearing demand deposits remained relatively consistent at 27.8% of total deposits at September 30, 2025, as compared to 28.5% at June 30, 2025.

•The total cost of deposits for the third quarter of 1.58% increased 4 basis points compared to the prior quarter, driven primarily by the slightly higher overall costs of the acquired Enterprise deposit base.

Total period end borrowings increased by $15.9 million, or 2.1%, during the third quarter of 2025, largely reflecting the modest net impact of borrowings assumed from Enterprise:

•At the July 15, 2025 call date, the Company redeemed in full $60.0 million in subordinated notes assumed as part of the Enterprise merger. In addition, the Company also paid in full approximately $50.0 million of assumed FHLB borrowings during the quarter.

The Company’s securities portfolio increased by $629.7 million, or 23.4%, to $3.3 billion, at September 30, 2025, primarily attributable to the acquisition of the Enterprise available for sale securities portfolio:

•New purchases of $204.6 million in the available for sale portfolio were partially offset by sales, maturities, calls, and paydowns in the combined available for sale and held to maturity portfolios during the quarter.

•Total securities represented 13.3% and 13.4% of total assets at September 30, 2025 and June 30, 2025, respectively.

Stockholders’ equity at September 30, 2025 increased $472.0 million, or 15.4%, compared to June 30, 2025, due primarily to the stock issuance associated with the Enterprise acquisition along with strong earnings retention, partially offset by the impact of share repurchases made during the quarter:

•During the third quarter of 2025, the Company executed on its previously announced $150 million stock repurchase plan, buying back approximately 365,000 shares of common stock for $23.4 million at an average price per share of $64.07.

•The Company’s ratio of common equity to assets of 14.19% at September 30, 2025 represented a decrease of 115 basis points from June 30, 2025.

•The Company’s ratio of tangible common equity to tangible assets of 9.77% at September 30, 2025 represented a decrease of 115 basis points from the prior quarter and decrease of 98 basis points from the year ago period(1).

•The Company’s book value per share decreased by $0.89, or 1.2%, to $71.24 at September 30, 2025 as compared to the prior quarter.

•The Company’s tangible book value per share at September 30, 2025 declined by $2.17, or 4.4%, from the prior quarter to $46.63, and grew by 0.1% from the year ago period(1).

NET INTEREST INCOME

Net interest income for the third quarter of 2025 increased $55.8 million, or 37.9%, to $203.3 million, as compared to $147.5 million for the prior quarter, due primarily to the Enterprise acquisition.

•The net interest margin of 3.62% increased 25 basis points when compared to the prior quarter, including an 8 basis point lift from acquired loan purchase accounting accretion. The remaining increase was driven by the acquisition of a slightly higher adjusted margin from Enterprise, continued benefit from long term asset repricing, and a 5 basis point lift from discount accretion on the acquired securities.

•Total loan yields increased 21 basis points to 5.71% from 5.50%, driven primarily by a higher core yield from Enterprise, acquired loan purchase accounting, and the long-term asset repricing benefit. Securities yields increased 52 basis points to 2.84% for the current quarter as compared to the prior quarter, attributable primarily to purchase discount accretion and the repricing benefit.

•The Company’s overall cost of funding decreased slightly to 1.72% for the third quarter of 2025 as compared to 1.73% for the prior quarter despite a slightly higher cost of deposits.

NONINTEREST INCOME

Noninterest income of $40.4 million for the third quarter of 2025 represented an increase of $6.1 million, or 17.8%, as compared to the prior quarter. Significant changes in noninterest income for the third quarter of 2025 compared to the prior quarter included the following:

•Deposit account fees increased by $1.7 million, or 23.9%, driven by overdraft fees and increased volume attributable to the Enterprise acquisition.

•Interchange and ATM fees increased by $992,000, or 19.9%, primarily attributable to increased volume from the Enterprise acquisition.

•Overall investment and advisory income increased by $2.3 million, or 20.0%, primarily attributable to higher asset-based revenue resulting from the acquired Enterprise wealth management business, partially offset by a decrease in seasonal tax preparation fees compared to the prior quarter. Benefitting from $1.5 billion of Enterprise assets under administration at closing, total assets under administration increased 25.3% during the quarter to $9.2 billion at September 30, 2025.

•Mortgage banking income grew $372,000, or 34.7%, due to higher origination volume and an increased percentage of closings sold versus retained.

•The increase in cash surrender value of life insurance policies rose by $591,000, or 29.0%, during the third quarter due to policies obtained in connection with the Enterprise acquisition.
•The Company received proceeds on life insurance policies resulting in a gain of $1.7 million for the second quarter of 2025. No such gains were recognized during the third quarter of 2025.

•Loan level derivative income rose by $1.2 million for the third quarter, compared to the prior quarter, reflecting increased customer demand.

•Other noninterest income increased by $649,000, or 10.9%, driven primarily by increases in credit card fee income and foreign currency exchange fees.

NONINTEREST EXPENSE

Noninterest expense of $160.8 million for the third quarter of 2025 represented an increase of $52.0 million, or 47.8%, as compared to the prior quarter. Significant changes in noninterest expense for the third quarter of 2025 compared to the prior quarter included the following:

•Salaries and employee benefits increased by $18.3 million, or 29.1%, primarily due to the increased workforce base following the Enterprise acquisition.

•Occupancy and equipment expenses increased by $1.8 million, or 13.8%, primarily attributable to the expanded branch network, real estate, and other fixed assets resulting from the Enterprise acquisition.

•FDIC assessment increased $707,000, or 29.8%, driven by an increased assessment base resulting from the Enterprise acquisition.

•Amortization of intangible assets rose by $6.2 million, driven primarily by increased amortization attributable to the core deposit, customer list, and other intangible assets established as part of the Enterprise acquisition.

•The Company incurred merger and acquisition expenses of $23.9 million in the third quarter of 2025 and $2.2 million in the second quarter of 2025, all of which were related to the Company’s acquisition of Enterprise. The majority of the merger expenses related to change in control and severance contracts, vendor and systems contract terminations, as well as legal and professional fees.
•Other noninterest expense increased by $3.5 million, or 14.3%, driven primarily by increases in software and subscriptions of $1.7 million and consultant fees of $713,000.

The Company’s tax rate was 22.81% for the third quarter of 2025 compared to 22.35% for the prior quarter.

ASSET QUALITY

During the third quarter, the Company’s key asset quality activity and metrics were as follows:

•Nonperforming loans, inclusive of approximately $24.5 million from the Enterprise acquired portfolio, increased to $86.6 million at September 30, 2025, as compared to $56.2 million at June 30, 2025, representing 0.47% and 0.39% of total loans, respectively.

•Delinquencies as a percentage of total loans increased 29 basis points from the prior quarter to 0.49% at September 30, 2025, primarily driven by the acquired Enterprise loan portfolio.

•Net charge-offs decreased to $1.8 million, as compared to $6.5 million for the prior quarter, representing 0.04% and 0.18%, respectively, of average loans annualized.

•The third quarter provision for credit losses increased to $38.5 million, as compared to $7.2 million for the prior quarter. The third quarter amount included $34.5 million related to non-purchased credit deteriorated loans acquired from Enterprise.

•The allowance for credit losses on total loans increased to $190.5 million at September 30, 2025 compared to $144.8 million at June 30, 2025, and represented 1.03% and 1.00% of total loans at September 30, 2025 and June 30, 2025, respectively.

(1)Represents a non-GAAP measure. See Appendices B through D for reconciliation of the corresponding GAAP measures.

CONFERENCE CALL INFORMATION

Jeffrey Tengel, Chief Executive Officer, and Mark Ruggiero, Chief Financial Officer and Executive Vice President of Consumer Lending, will host a conference call to discuss third quarter earnings at 10:00 a.m. Eastern Time on Friday, October 17, 2025. Internet access to the call is available on the Company’s website at https://INDB.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 5617042 and will be available through October 24, 2025. Additionally, a webcast replay will be available on the Company’s website until October 17, 2026.

ABOUT INDEPENDENT BANK CORP.

Independent Bank Corp. (Nasdaq Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. With retail branches in Eastern Massachusetts, Worcester County, and Southern New Hampshire, as well as commercial banking and investment management offices in Massachusetts, New Hampshire, and Rhode Island. Rockland Trust offers a wide range of banking, investment, and insurance services to individuals, families, and businesses. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•adverse economic conditions in the regional and local economies within the New England region and the Company’s market area;
•events impacting the financial services industry, including high profile bank failures, and any resulting decreased confidence in banks among depositors, investors, and other counterparties, as well as competition for deposits and significant disruption, volatility and depressed valuations of equity and other securities of banks in the capital markets;
•the effects to the Company of an increasingly competitive labor market, including the possibility that the Company will have to devote significant resources to attract and retain qualified personnel;
•political and policy uncertainties, changes in U.S. and international trade policies, such as tariffs or other factors, the prolongment of the U.S. government shutdown, and the potential impact of such factors on the Company and its customers, including the potential for decreases in deposits and loan demand, unanticipated loan delinquencies, loss of collateral and decreased service revenues;

•the instability or volatility in financial markets and unfavorable domestic or global general economic, political or business conditions, whether caused by geopolitical concerns, including the Russia/Ukraine conflict, the conflicts in Israel, Iran and surrounding areas and uncertainties surrounding the trajectories of such conflicts;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on the Company’s local economies or the Company’s business caused by adverse weather conditions and natural disasters, changes in climate, public health crises or other external events and any actions taken by governmental authorities in response to any such events;
•adverse changes or volatility in the local real estate market;
•changes in interest rates and any resulting impact on interest earning assets and/or interest bearing liabilities, the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, decreased loan demand or increased difficulty in the ability of borrowers to repay variable rate loans;
•risks related to the Company’s acquisition of Enterprise and acquisitions generally, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; unforeseen integration issues or impairment of goodwill and/or other intangibles; and the Company’s inability to achieve expected revenues, cost savings, synergies, and other benefits at levels or within the timeframes originally anticipated;
•the effect of laws, regulations, new requirements or expectations, or additional regulatory oversight in the highly regulated financial services industry, and the resulting need to invest in technology to meet heightened regulatory expectations, increased costs of compliance or required adjustments to strategy;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, including as a result of failure to comply with general tax laws and changes in tax laws;
•increased competition in the Company’s market areas, including competition that could impact deposit gathering, retention of deposits and the cost of deposits, increased competition due to the demand for innovative products and service offerings, and competition from non-depository institutions which may be subject to fewer regulatory constraints and lower cost structures;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainties surrounding the federal budget;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery, including any inability to effectively implement new technology-driven products, such as artificial intelligence;
•electronic or other fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry, including the need to invest in technology to meet heightened regulatory expectations or the introduction of new requirements or expectations resulting in increased costs of compliance or required adjustments to strategy;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business and the associated costs of such changes;
•the Company’s potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;
•operational risks related to the Company and its customers’ reliance on information technology; cyber threats, attacks, intrusions, and fraud; and outages or other issues impacting the Company or its third party service providers which could lead to interruptions or disruptions of the Company’s operating systems, including systems that are customer facing, and adversely impact the Company’s business; and
•any unexpected material adverse changes in the Company’s operations or earnings.

The Company cautions readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described above and in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release and the appendices attached to it contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information may include operating net income and operating earnings per share (“EPS”), operating return on average assets, operating return on average common equity, operating return on average tangible common equity, adjusted net interest margin (“adjusted margin”), tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets, and operating return on average common equity exclude items that management believes are unrelated to the Company's core banking business such as merger and acquisition expenses, and other items, if applicable. Management uses operating net income and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its adjusted margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as significant purchase accounting adjustments or other adjustments such as nonaccrual interest reversals/recoveries and prepayment penalties. Management believes that adjusting for these items to arrive at an adjusted margin provides additional insight into the operating environment and how management decisions impact the net interest margin.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders’ equity less goodwill and identifiable intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by “tangible assets,” defined as total assets less goodwill and other intangibles), and return on average tangible common equity (which is computed by dividing net income by average tangible common equity). The Company has included information on tangible book value per share, the tangible common equity ratio and return on average tangible common equity because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, adjusted margin, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Jeffrey Tengel

President and Chief Executive Officer
(781) 982-6144

Mark J. Ruggiero
Chief Financial Officer and
Executive Vice President of Consumer Lending
(781) 982-6281

Investor Relations:
Gerry Cronin
Director of Investor Relations
(774) 363-9872
Gerard.Cronin@rocklandtrust.com

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	September 30 2025	June 30 2025	September 30 2024	Sept 2025 vs.	Sept 2025 vs.
				Jun 2025	Sept 2024
Assets
Cash and due from banks	$203,388	$219,414	$198,987	(7.30)%	2.21%
Interest-earning deposits with banks	707,408	681,820	225,465	3.75%	213.76%
Securities
Trading	4,611	4,801	4,410	(3.96)%	4.56%
Equities	21,567	21,258	21,639	1.45%	(0.33)%
Available for sale	1,941,220	1,286,318	1,247,211	50.91%	55.64%
Held to maturity	1,357,617	1,382,903	1,492,315	(1.83)%	(9.03)%
Total securities	3,325,015	2,695,280	2,765,575	23.36%	20.23%
Loans held for sale	17,052	16,792	16,259	1.55%	4.88%
Loans
Commercial and industrial	4,667,262	3,426,938	3,136,260	36.19%	48.82%
Commercial real estate	8,106,490	6,614,523	6,873,639	22.56%	17.94%
Commercial construction	1,439,876	798,808	742,042	80.25%	94.04%
Total commercial	14,213,628	10,840,269	10,751,941	31.12%	32.20%
Residential real estate	2,917,101	2,489,166	2,441,859	17.19%	19.46%
Home equity - first position	511,482	479,641	498,193	6.64%	2.67%
Home equity - subordinate positions	772,657	688,456	632,242	12.23%	22.21%
Total consumer real estate	4,201,240	3,657,263	3,572,294	14.87%	17.61%
Other consumer	37,575	36,296	36,572	3.52%	2.74%
Total loans	18,452,443	14,533,828	14,360,807	26.96%	28.49%
Less: allowance for credit losses	(190,476)	(144,773)	(163,696)	31.57%	16.36%
Net loans	18,261,967	14,389,055	14,197,111	26.92%	28.63%
Federal Home Loan Bank stock	21,835	21,052	29,926	3.72%	(27.04)%
Bank premises and equipment, net	221,165	188,883	192,197	17.09%	15.07%
Goodwill	1,083,374	985,072	985,072	9.98%	9.98%
Other intangible assets	141,732	9,742	13,701	1,354.86%	934.46%
Cash surrender value of life insurance policies	376,163	305,077	302,132	23.30%	24.50%
Other assets	634,140	536,747	481,692	18.15%	31.65%
Total assets	$24,993,239	$20,048,934	$19,408,117	24.66%	28.78%
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing demand deposits	$5,635,911	$4,525,907	$4,519,492	24.53%	24.70%
Savings and interest checking	7,111,570	5,279,280	5,188,303	34.71%	37.07%
Money market	4,128,400	3,368,354	2,969,809	22.56%	39.01%
Time certificates of deposit	3,419,988	2,720,199	2,763,419	25.73%	23.76%
Total deposits	20,295,869	15,893,740	15,441,023	27.70%	31.44%
Borrowings
Federal Home Loan Bank and other borrowings	416,240	400,500	600,521	3.93%	(30.69)%
Junior subordinated debentures, net	62,862	62,861	62,859	—%	—%
Subordinated debentures, net	296,275	296,067	—	0.07%	100.00%
Total borrowings	775,377	759,428	663,380	2.10%	16.88%
Total deposits and borrowings	21,071,246	16,653,168	16,104,403	26.53%	30.84%
Other liabilities	375,106	320,910	326,566	16.89%	14.86%
Total liabilities	21,446,352	16,974,078	16,430,969	26.35%	30.52%
Stockholders’ equity
Common stock	495	424	423	16.75%	17.02%
Additional paid in capital	2,371,111	1,914,556	1,907,012	23.85%	24.34%
Retained earnings	1,222,843	1,217,959	1,146,915	0.40%	6.62%

Accumulated other comprehensive loss, net of tax	(47,562)	(58,083)	(77,202)	(18.11)%	(38.39)%
Total stockholders' equity	3,546,887	3,074,856	2,977,148	15.35%	19.14%
Total liabilities and stockholders’ equity	$24,993,239	$20,048,934	$19,408,117	24.66%	28.78%

SUMMARY OF RECLASSIFICATION OF SMALL BUSINESS LOANS
		June 30 2025	September 30 2024

Commercial and industrial previously reported		$3,215,480	$2,946,552
Reclassification of loans previously reported as small business, excluding loans which are secured by non-owner occupied real estate		211,458	189,708
Commercial and industrial after reclassification		$3,426,938	$3,136,260

Commercial real estate previously reported		$6,525,438	$6,793,329
Reclassification of loans previously reported as small business which are secured by non-owner occupied real estate		89,085	80,310
Commercial real estate after reclassification		$6,614,523	$6,873,639

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	September 30 2025	June 30 2025	September 30 2024	Sept 2025 vs.	Sept 2025 vs.
				Jun 2025	Sept 2024
Interest income
Interest on federal funds sold and short-term investments	$7,245	$4,393	$1,635	64.92%	343.12%
Interest and dividends on securities	23,511	15,881	14,065	48.04%	67.16%
Interest and fees on loans	263,772	197,778	200,597	33.37%	31.49%
Interest on loans held for sale	225	140	227	60.71%	(0.88)%
Total interest income	294,753	218,192	216,524	35.09%	36.13%
Interest expense
Interest on deposits	80,739	59,843	66,985	34.92%	20.53%
Interest on borrowings	10,670	10,853	7,836	(1.69)%	36.17%
Total interest expense	91,409	70,696	74,821	29.30%	22.17%
Net interest income	203,344	147,496	141,703	37.86%	43.50%
Provision for credit losses	38,519	7,200	19,500	434.99%	97.53%
Net interest income after provision for credit losses	164,825	140,296	122,203	17.48%	34.88%
Noninterest income
Deposit account fees	8,847	7,141	6,779	23.89%	30.51%
Interchange and ATM fees	5,989	4,997	4,970	19.85%	20.50%
Investment management and advisory	13,652	11,380	11,033	19.96%	23.74%
Mortgage banking income	1,444	1,072	972	34.70%	48.56%
Increase in cash surrender value of life insurance policies	2,629	2,038	2,006	29.00%	31.06%
Gain on life insurance benefits	—	1,650	—	(100.00)%	nm
Loan level derivative income	1,224	66	1,125	1,754.55%	8.80%
Other noninterest income	6,613	5,964	6,664	10.88%	(0.77)%
Total noninterest income	40,398	34,308	33,549	17.75%	20.41%
Noninterest expenses
Salaries and employee benefits	81,132	62,856	60,108	29.08%	34.98%
Occupancy and equipment expenses	14,975	13,158	12,734	13.81%	17.60%
Data processing and facilities management	2,788	2,783	2,510	0.18%	11.08%
FDIC assessment	3,080	2,373	2,628	29.79%	17.20%
Amortization of intangible assets	7,315	1,197	1,460	511.11%	401.03%

Merger and acquisition expense	23,893	2,239	—	967.13%	100.00%
Other noninterest expenses	27,653	24,192	21,003	14.31%	31.66%
Total noninterest expenses	160,836	108,798	100,443	47.83%	60.13%
Income before income taxes	44,387	65,806	55,309	(32.55)%	(19.75)%
Provision for income taxes	10,125	14,705	12,362	(31.15)%	(18.10)%
Net Income	$34,262	$51,101	$42,947	(32.95)%	(20.22)%

Weighted average common shares (basic)	49,934,574	42,623,978	42,481,441
Common share equivalents	22,433	17,153	11,622
Weighted average common shares (diluted)	49,957,007	42,641,131	42,493,063

Basic earnings per share	$0.69	$1.20	$1.01	(42.50)%	(31.68)%
Diluted earnings per share	$0.69	$1.20	$1.01	(42.50)%	(31.68)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$34,262	$51,101	$42,947
Provision for non-PCD acquired loans	34,519	—	—
Noninterest expense components
Add - merger and acquisition expenses	23,893	2,239	—
Noncore increases to income before taxes	58,412	2,239	—
Net taxes associated with noncore items (1)	(15,320)	(544)	—
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	657	—
Total tax impact	(15,320)	113	—
Noncore increases to net income	43,092	2,352	—
Operating net income (Non-GAAP)	$77,354	$53,453	$42,947	44.71%	80.12%

Diluted earnings per share, on an operating basis (Non-GAAP)	$1.55	$1.25	$1.01	24.00%	53.47%

(1) The net taxes associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.62%	3.37%	3.29%
Return on average assets (calculated by dividing net income by average assets) (GAAP)	0.55%	1.04%	0.88%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.23%	1.09%	0.88%
Return on average common equity (calculated by dividing net income by average common equity) (GAAP)	3.82%	6.68%	5.75%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	8.63%	6.99%	5.75%
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	5.84%	9.89%	8.67%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average tangible common equity)	13.18%	10.35%	8.67%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by net interest income plus total noninterest income)	16.57%	18.87%	19.14%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	16.57%	18.87%	19.14%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	65.99%	59.84%	57.31%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	56.18%	58.61%	57.31%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Nine Months Ended
			% Change
	September 30 2025	September 30 2024	Sept 2025 vs.
			Sept 2024

Interest income
Interest on federal funds sold and short-term investments	$13,076	$2,515	419.92%
Interest and dividends on securities	54,689	42,291	29.32%
Interest and fees on loans	656,643	591,097	11.09%
Interest on loans held for sale	457	530	(13.77)%
Total interest income	724,865	636,433	13.89%
Interest expense
Interest on deposits	200,018	182,774	9.43%
Interest on borrowings	28,502	36,591	(22.11)%
Total interest expense	228,520	219,365	4.17%
Net interest income	496,345	417,068	19.01%
Provision for credit losses	60,719	28,750	111.20%
Net interest income after provision for credit losses	435,626	388,318	12.18%
Noninterest income
Deposit account fees	23,041	19,339	19.14%
Interchange and ATM fees	15,608	14,175	10.11%
Investment management and advisory	36,252	31,961	13.43%
Mortgage banking income	3,257	3,088	5.47%
Increase in cash surrender value of life insurance policies	6,732	5,934	13.45%
Gain on life insurance benefits	1,650	263	527.38%
Loan level derivative income	2,332	1,678	38.97%
Other noninterest income	18,373	19,385	(5.22)%
Total noninterest income	107,245	95,822	11.92%
Noninterest expenses
Salaries and employee benefits	205,919	174,444	18.04%
Occupancy and equipment expenses	41,992	38,673	8.58%
Data processing and facilities management	8,213	7,398	11.02%
FDIC assessment	8,441	8,304	1.65%
Amortization of intangible assets	9,856	4,488	119.61%
Merger and acquisition expense	27,287	—	100.00%
Other noninterest expenses	73,804	66,637	10.76%
Total noninterest expenses	375,512	299,944	25.19%
Income before income taxes	167,359	184,196	(9.14)%
Provision for income taxes	37,572	42,149	(10.86)%
Net Income	$129,787	$142,047	(8.63)%

Weighted average common shares (basic)	45,063,324	42,501,199
Common share equivalents	20,646	9,602
Weighted average common shares (diluted)	45,083,970	42,510,801

Basic earnings per share	$2.88	$3.34	(13.77)%
Diluted earnings per share	$2.88	$3.34	(13.77)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net Income	$129,787	$142,047
Provision for non-PCD acquired loans	34,519	—
Noninterest expense components
Add - merger and acquisition expenses	27,287	—
Noncore increases to income before taxes	61,806	—

Net taxes associated with noncore items (1)	(15,913)	—
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	381	—
Total tax impact	(15,532)	—
Noncore increases to net income	46,274	—
Operating net income (Non-GAAP)	$176,061	$142,047	23.95%

Diluted earnings per share, on an operating basis (Non-GAAP)	$3.91	$3.34	17.07%

(1) The net taxes associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.49%	3.26%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	0.81%	0.98%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.10%	0.98%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	5.39%	6.49%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	7.31%	6.49%
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	8.09%	9.86%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average tangible common equity)	10.97%	9.86%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by net interest income plus total noninterest income)	17.77%	18.68%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	17.77%	18.68%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	62.21%	58.48%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	57.69%	58.48%

nm = not meaningful

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	September 30 2025	June 30 2025	September 30 2024
Nonperforming loans
Commercial & industrial loans	$23,173	$13,717	$12,772
Commercial real estate loans	29,216	28,717	77,707
Commercial construction loans	15,516	—	—
Residential real estate loans	14,406	10,013	9,744
Home equity	4,244	3,765	3,992
Other consumer	42	5	33
Total nonperforming loans	86,597	56,217	104,248
Other real estate owned	2,100	2,100	110
Total nonperforming assets	$88,697	$58,317	$104,358

Nonperforming loans/gross loans	0.47%	0.39%	0.73%
Nonperforming assets/total assets	0.35%	0.29%	0.54%
Allowance for credit losses/nonperforming loans	219.96%	257.53%	157.03%
Allowance for credit losses/total loans	1.03%	1.00%	1.14%
Delinquent loans/total loans	0.49%	0.20%	0.33%

	Nonperforming Assets Reconciliation for the Three Months Ended
	September 30 2025	June 30 2025	September 30 2024

Nonperforming assets beginning balance	$58,317	$89,493	$57,561
Enterprise nonperforming assets at July 1, 2025	24,487	—	—
New to nonperforming	16,767	13,411	57,197
Loans charged-off	(2,670)	(6,966)	(7,006)
Loans paid-off	(6,983)	(35,977)	(2,306)
Loans transferred to other real estate owned	—	(2,100)	—
Loans restored to performing status	(1,404)	(1,659)	(1,058)
New to other real estate owned	—	2,100	—
Other	183	15	(30)
Nonperforming assets ending balance	$88,697	$58,317	$104,358

	Net Charge-Offs (Recoveries)
	Three Months Ended			Nine Months Ended
	September 30 2025	June 30 2025	September 30 2024	September 30 2025	September 30 2024
Net charge-offs (recoveries)
Commercial and industrial loans	$1,178	$2,793	$6,043	$4,123	$6,074
Commercial real estate loans	21	3,347	—	43,364	—
Home equity	(12)	(49)	24	17	(246)
Other consumer	649	428	596	1,743	1,448
Total net charge-offs	$1,836	$6,519	$6,663	$49,247	$7,276

Net charge-offs to average loans (annualized)	0.04%	0.18%	0.18%	0.42%	0.07%

BALANCE SHEET AND CAPITAL RATIOS
	September 30 2025	June 30 2025	September 30 2024
Gross loans/total deposits	90.92%	91.44%	93.00%
Common equity tier 1 capital ratio (1)	12.94%	14.70%	14.57%
Tier 1 leverage capital ratio (1)	10.15%	11.44%	11.22%
Common equity to assets ratio GAAP	14.19%	15.34%	15.34%
Tangible common equity to tangible assets ratio (2)	9.77%	10.92%	10.75%
Book value per share GAAP	$71.24	$72.13	$70.08
Tangible book value per share (2)	$46.63	$48.80	$46.57
(1) Estimated number for September 30, 2025.
(2) See Appendix B for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$688,394	$7,245	4.18%	$406,108	$4,393	4.34%	$129,827	$1,635	5.01%
Securities
Securities - trading	4,613	—	—%	4,796	—	—%	4,366	—	—%
Securities - taxable investments	3,253,928	23,303	2.84%	2,737,166	15,879	2.33%	2,761,758	14,064	2.03%
Securities - nontaxable investments (1)	34,803	263	3.00%	195	2	4.11%	194	1	2.05%
Total securities	$3,293,344	$23,566	2.84%	$2,742,157	$15,881	2.32%	$2,766,318	$14,065	2.02%
Loans held for sale	15,632	225	5.71%	9,839	140	5.71%	15,208	227	5.94%
Loans
Commercial and industrial (1)	4,596,789	73,347	6.33%	3,363,944	51,287	6.12%	3,187,701	50,157	6.26%
Commercial real estate (1)	8,159,038	110,377	5.37%	6,672,633	87,096	5.24%	6,838,617	90,898	5.29%
Commercial construction (1)	1,446,615	24,750	6.79%	809,839	13,766	6.82%	749,009	13,778	7.32%
Total commercial	14,202,442	208,474	5.82%	10,846,415	152,149	5.63%	10,775,327	154,833	5.72%
Residential real estate	2,913,749	34,813	4.74%	2,471,810	28,079	4.56%	2,443,488	26,917	4.38%
Home equity	1,275,945	21,173	6.58%	1,160,123	18,144	6.27%	1,122,750	19,372	6.86%
Total consumer real estate	4,189,694	55,986	5.30%	3,631,933	46,223	5.10%	3,566,238	46,289	5.16%
Other consumer	40,726	644	6.27%	35,850	582	6.51%	35,331	665	7.49%
Total loans	$18,432,862	$265,104	5.71%	$14,514,198	$198,954	5.50%	$14,376,896	$201,787	5.58%
Total interest-earning assets	$22,430,232	$296,140	5.24%	$17,672,302	$219,368	4.98%	$17,288,249	$217,714	5.01%
Cash and due from banks	214,626			196,147			182,151
Federal Home Loan Bank stock	22,206			22,900			30,513
Other assets	2,263,385			1,852,397			1,839,389
Total assets	$24,930,449			$19,743,746			$19,340,302
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$6,946,463	$18,927	1.08%	$5,214,871	$16,553	1.27%	$5,163,567	$17,978	1.39%
Money market	4,136,911	30,019	2.88%	3,295,080	19,090	2.32%	2,998,672	18,986	2.52%
Time deposits	3,466,139	31,793	3.64%	2,705,299	24,200	3.59%	2,740,982	30,021	4.36%
Total interest-bearing deposits	$14,549,513	$80,739	2.20%	$11,215,250	$59,843	2.14%	$10,903,221	$66,985	2.44%
Borrowings
Federal Home Loan Bank and other borrowings	416,074	3,946	3.76%	432,392	4,233	3.93%	623,053	6,692	4.27%
Junior subordinated debentures	62,861	981	6.19%	62,861	976	6.23%	62,859	1,144	7.24%
Subordinated debentures	305,280	5,743	7.46%	296,373	5,644	7.64%	—	—	—%
Total borrowings	$784,215	$10,670	5.40%	$791,626	$10,853	5.50%	$685,912	$7,836	4.54%
Total interest-bearing liabilities	$15,333,728	$91,409	2.37%	$12,006,876	$70,696	2.36%	$11,589,133	$74,821	2.57%
Noninterest-bearing demand deposits	5,699,765			4,372,122			4,442,858
Other liabilities	339,116			297,698			339,075
Total liabilities	$21,372,609			$16,676,696			$16,371,066
Stockholders’ equity	3,557,840			3,067,050			2,969,236

Total liabilities and stockholders’ equity	$24,930,449			$19,743,746			$19,340,302

Net interest income		$204,731			$148,672			$142,893

Interest rate spread (2)			2.87%			2.62%			2.44%

Net interest margin (3)			3.62%			3.37%			3.29%

Supplemental Information
Total deposits, including demand deposits	$20,249,278	$80,739		$15,587,372	$59,843		$15,346,079	$66,985
Cost of total deposits			1.58%			1.54%			1.74%
Total funding liabilities, including demand deposits	$21,033,493	$91,409		$16,378,998	$70,696		$16,031,991	$74,821
Cost of total funding liabilities			1.72%			1.73%			1.86%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis was $1.4 million for the three months ended September 30, 2025, and $1.2 million for each of the three months ended June 30, 2025 and September 30, 2024, respectively, determined by applying the Company’s marginal tax rates in effect during each respective quarter.

(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

SUMMARY OF RECLASSIFICATION OF SMALL BUSINESS LOANS

				June 30, 2025			September 30, 2024
					Interest			Interest
				Average	Earned/	Yield/	Average	Earned/	Yield/
				Balance	Paid	Rate	Balance	Paid	Rate
Commercial and industrial previously reported				$3,156,455	$47,583	6.05%	$2,998,298	$46,796	6.21%
Reclassification of loans previously reported as small business, excluding loans which are secured by non-owner occupied real estate				207,489	3,704	7.16%	189,403	3,361	7.06%
Commercial and industrial after reclassification				$3,363,944	$51,287	6.12%	$3,187,701	$50,157	6.26%

Commercial real estate previously reported				$6,585,559	$85,871	5.23%	$6,757,534	$89,773	5.29%
Reclassification of loans previously reported as small business which are secured by non-owner occupied real estate				87,074	1,225	5.64%	81,083	1,125	5.52%
Commercial real estate after reclassification				$6,672,633	$87,096	5.24%	$6,838,617	$90,898	5.29%

	Nine Months Ended
	September 30, 2025			September 30, 2024
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$413,974	$13,076	4.22%	$76,199	$2,515	4.41%
Securities
Securities - trading	4,641	—	—%	4,627	—	—%
Securities - taxable investments	2,914,567	54,478	2.50%	2,807,287	42,287	2.01%
Securities - nontaxable investments (1)	11,858	266	3.00%	191	5	3.50%
Total securities	$2,931,066	$54,744	2.50%	$2,812,105	$42,292	2.01%
Loans held for sale	10,656	457	5.73%	11,651	530	6.08%
Loans
Commercial and industrial (1)	3,742,161	175,528	6.27%	3,166,270	146,867	6.20%
Commercial real estate (1)	7,217,053	283,559	5.25%	6,805,910	265,161	5.20%
Commercial construction (1)	1,016,344	51,683	6.80%	808,570	44,650	7.38%
Total commercial	11,975,558	510,770	5.70%	10,780,750	456,678	5.66%
Residential real estate	2,618,320	90,608	4.63%	2,429,963	79,472	4.37%
Home equity	1,192,583	57,091	6.40%	1,109,245	56,642	6.82%
Total consumer real estate	3,810,903	147,699	5.18%	3,539,208	136,114	5.14%
Other consumer	38,406	1,819	6.33%	32,350	1,867	7.71%
Total loans	$15,824,867	$660,288	5.58%	$14,352,308	$594,659	5.53%
Total interest-earning assets	$19,180,563	$728,565	5.08%	$17,252,263	$639,996	4.96%
Cash and due from banks	202,833			179,414
Federal Home Loan Bank stock	24,231			39,576
Other assets	1,990,792			1,841,696
Total assets	$21,398,419			$19,312,949
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$5,800,879	$51,642	1.19%	$5,165,252	$49,163	1.27%
Money market	3,540,466	66,819	2.52%	2,917,693	52,386	2.40%
Time deposits	2,967,856	81,557	3.67%	2,539,915	81,225	4.27%
Total interest-bearing deposits	$12,309,201	$200,018	2.17%	$10,622,860	$182,774	2.30%
Borrowings
Federal Home Loan Bank and other borrowings	464,910	13,745	3.95%	920,781	32,652	4.74%
Junior subordinated debentures	62,861	2,931	6.23%	62,859	3,431	7.29%
Subordinated debentures	209,275	11,826	7.56%	13,501	508	5.03%
Total borrowings	$737,046	$28,502	5.17%	$997,141	$36,591	4.90%
Total interest-bearing liabilities	$13,046,247	$228,520	2.34%	$11,620,001	$219,365	2.52%
Noninterest-bearing demand deposits	4,810,799			4,414,392
Other liabilities	320,237			354,038
Total liabilities	$18,177,283			$16,388,431
Stockholders’ equity	3,221,136			2,924,518
Total liabilities and stockholders’ equity	$21,398,419			$19,312,949

Net interest income		$500,045			$420,631

Interest rate spread (2)			2.74%			2.44%

Net interest margin (3)			3.49%			3.26%

Supplemental Information
Total deposits, including demand deposits	$17,120,000	$200,018		$15,037,252	$182,774
Cost of total deposits			1.56%			1.62%
Total funding liabilities, including demand deposits	$17,857,046	$228,520		$16,034,393	$219,365
Cost of total funding liabilities			1.71%			1.83%

SUMMARY OF RECLASSIFICATION OF SMALL BUSINESS LOANS
				September 30, 2024
					Interest
				Average	Earned/	Yield/
				Balance	Paid	Rate
Commercial and industrial previously reported				$2,982,147	$137,099	6.14%
Reclassification of loans previously reported as small business, excluding loans which are secured by non-owner occupied real estate				184,123	9,768	7.09%
Commercial and industrial after reclassification				$3,166,270	$146,867	6.20%

Commercial real estate previously reported				$6,725,750	$261,907	5.20%
Reclassification of loans previously reported as small business which are secured by non-owner occupied real estate				80,160	3,254	5.42%
Commercial real estate after reclassification				$6,805,910	$265,161	5.20%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis was $3.7 million and $3.6 million for the nine months ended September 30, 2025 and 2024, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Certain amounts in prior year financial statements have been reclassified to conform to the current year’s presentation.

APPENDIX A: Organic Loan and Deposit Growth
(Unaudited, dollars in thousands)

	Linked Quarter
	September 30 2025	June 30 2025	Enterprise Balances Acquired	Organic Growth/(Decline)	Organic Growth/(Decline)%
Loans
Commercial and industrial	$4,667,262	$3,426,938	$1,091,649	$148,675	3.29%
Commercial real estate	8,106,490	6,614,523	1,629,698	(137,731)	(1.67)%
Commercial construction	1,439,876	798,808	664,281	(23,213)	(1.59)%
Total commercial	14,213,628	10,840,269	3,385,628	(12,269)	(0.09)%
Residential real estate	2,917,101	2,489,166	425,695	2,240	0.08%
Home equity	1,284,139	1,168,097	95,096	20,946	1.66%
Total consumer real estate	4,201,240	3,657,263	520,791	23,186	0.55%
Total other consumer	37,575	36,296	6,693	(5,414)	(12.59)%
Total loans	$18,452,443	$14,533,828	$3,913,112	$5,503	0.03%

Deposits
Noninterest-bearing demand deposits	$5,635,911	$4,525,907	$1,040,758	$69,246	1.24%
Savings and interest checking	7,111,570	5,279,280	1,766,463	65,827	0.93%
Money market	4,128,400	3,368,354	815,532	(55,486)	(1.33)%
Time certificates of deposit	3,419,988	2,720,199	739,957	(40,168)	(1.16)%
Total deposits	$20,295,869	$15,893,740	$4,362,710	$39,419	0.19%

	Year-to-date
	September 30 2025	December 31 2024	Enterprise Balances Acquired	Organic Growth/(Decline)	Organic Growth/(Decline)%
Loans
Commercial and industrial	$4,667,262	$3,246,455	$1,091,649	$329,158	7.59%
Commercial real estate	8,106,490	6,839,705	1,629,698	(362,913)	(4.28)%
Commercial construction	1,439,876	782,078	664,281	(6,483)	(0.45)%
Total commercial	14,213,628	10,868,238	3,385,628	(40,238)	(0.28)%
Residential real estate	2,917,101	2,460,600	425,695	30,806	1.07%
Home equity	1,284,139	1,140,168	95,096	48,875	3.96%
Total consumer real estate	4,201,240	3,600,768	520,791	79,681	1.93%
Total other consumer	37,575	39,372	6,693	(8,490)	(18.43)%
Total loans	$18,452,443	$14,508,378	$3,913,112	$30,953	0.17%

Deposits
Noninterest-bearing demand deposits	$5,635,911	$4,390,703	$1,040,758	$204,450	3.76%
Savings and interest checking	7,111,570	5,207,548	1,766,463	137,559	1.97%
Money market	4,128,400	2,960,381	815,532	352,487	9.34%
Time certificates of deposit	3,419,988	2,747,346	739,957	(67,315)	(1.93)%
Total deposits	$20,295,869	$15,305,978	$4,362,710	$627,181	3.19%

APPENDIX B: NON-GAAP Reconciliation of Balance Sheet Metrics
(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company’s tangible common equity to tangible assets ratio and tangible book value per share, at the dates indicated:

	September 30 2025	June 30 2025	September 30 2024
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders’ equity (GAAP)	$3,546,887	$3,074,856	$2,977,148	(a)
Less: Goodwill and other intangibles	1,225,106	994,814	998,773
Tangible common equity (Non-GAAP)	$2,321,781	$2,080,042	$1,978,375	(b)
Tangible assets
Assets (GAAP)	$24,993,239	$20,048,934	$19,408,116	(c)
Less: Goodwill and other intangibles	1,225,106	994,814	998,773
Tangible assets (Non-GAAP)	$23,768,133	$19,054,120	$18,409,343	(d)

Common Shares	49,787,305	42,627,286	42,480,765	(e)

Common equity to assets ratio (GAAP)	14.19%	15.34%	15.34%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.77%	10.92%	10.75%	(b/d)
Book value per share (GAAP)	$71.24	$72.13	$70.08	(a/e)
Tangible book value per share (Non-GAAP)	$46.63	$48.80	$46.57	(b/e)

APPENDIX C: Non-GAAP Reconciliation of Earnings Metrics

The following table summarizes the impact of noncore items on the Company’s calculation of noninterest income and noninterest expense, the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio, as well as the average tangible common equity used to calculate return on average tangible common equity and operating return on tangible common equity for the periods indicated, and the average assets used to calculate return on average assets and operating return on average assets:

(Unaudited, dollars in thousands)	Three Months Ended			Nine Months Ended
	September 30 2025	June 30 2025	September 30 2024	September 30 2025	September 30 2024
Net interest income (GAAP)	$203,344	$147,496	$141,703	$496,345	$417,068

Noninterest income (GAAP)	$40,398	$34,308	$33,549	$107,245	$95,822

Total revenue (GAAP)	$243,742	$181,804	$175,252	$603,590	$512,890

Noninterest expense (GAAP)	$160,836	$108,798	$100,443	$375,512	$299,944
Less:
Merger and acquisition expense	23,893	2,239	—	27,287	—
Noninterest expense on an operating basis (Non-GAAP)	$136,943	$106,559	$100,443	$348,225	$299,944

Average assets	$24,930,449	$19,743,746	$19,340,302	$21,398,419	$19,312,949

Average common equity (GAAP)	$3,557,840	$3,067,050	$2,969,236	$3,221,136	$2,924,518
Less: Average goodwill and other intangibles	1,229,973	995,380	999,604	1,074,892	1,001,022
Tangible average tangible common equity (Non-GAAP)	$2,327,867	$2,071,670	$1,969,632	$2,146,244	$1,923,496

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP)
Net income (GAAP)	$34,262	$51,101	$42,947	$129,787	$142,047
Provision for non-PCD acquired loans	34,519	—	—	34,519	—
Noninterest expense components
Add - merger and acquisition expenses	23,893	2,239	—	27,287	—
Noncore increases to income before taxes	58,412	2,239	—	61,806	—
Net taxes associated with noncore items (1)	(15,320)	(544)	—	(15,913)	—
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	657	—	381	—
Total tax impact	(15,320)	113	—	(15,532)	—
Noncore increases to net income	43,092	2,352	—	46,274	—
Operating net income (Non-GAAP)	$77,354	$53,453	$42,947	$176,061	$142,047

(1) The net taxes associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

Ratios
Return on average assets (GAAP) (calculated by dividing net income by average assets)	0.55%	1.04%	0.88%	0.81%	0.98%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.23%	1.09%	0.88%	1.10%	0.98%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	3.82%	6.68%	5.75%	5.39%	6.49%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	8.63%	6.99%	5.75%	7.31%	6.49%
Return on average tangible common equity (Non-GAAP) (calculated by dividing annualized net income by average tangible common equity)	5.84%	9.89%	8.67%	8.09%	9.86%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing annualized net operating net income by average tangible common equity)	13.18%	10.35%	8.67%	10.97%	9.86%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by total revenue)	16.57%	18.87%	19.14%	17.77%	18.68%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by total revenue)	16.57%	18.87%	19.14%	17.77%	18.68%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	65.99%	59.84%	57.31%	62.21%	58.48%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	56.18%	58.61%	57.31%	57.69%	58.48%

APPENDIX D: Net Interest Margin Analysis & Non-GAAP Reconciliation of Adjusted Margin

(Unaudited, dollars in thousands)	Three Months Ended
	September 30, 2025			June 30, 2025
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
Reported total interest earning assets	$22,430,232	$204,731	3.62%	$17,672,302	$148,672	3.37%
Acquisition fair value marks:
Loan accretion		(4,729)	(0.08)%		(235)	—%

Nonaccrual interest, net		(84)	—%		(5)	—%

Other adjustments	(2,088)	129	—%	(2,291)	135	—%

Adjusted margin (Non-GAAP)	$22,428,144	$200,047	3.54%	$17,670,011	$148,567	3.37%